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                                               Filing pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-52256

                           Prospectus Supplement No. 5

                      (To Prospectus Dated January 4, 2001)

                                15,000,000 Shares
                             EARTHSHELL CORPORATION
                                  Common Stock

     You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

     Our principal executive offices are located at 800 Miramonte Drive, Santa Barbara, California 93109-1419. Our telephone number is (805) 897-2294.

                                 --------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS.

                                 --------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 3, 2001



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                                 USE OF PROCEEDS

     We will use the net proceeds of this offering of our common stock as described in the prospectus. See "Use of Proceeds" beginning on page 11 of the prospectus.

                              PLAN OF DISTRIBUTION

     To date, and including the issuance of shares pursuant to this prospectus supplement, we sold an aggregate of 3,624,028 shares of our common stock pursuant to the prospectus dated January 4, 2001 which is part of our Registration Statement on Form S-3 (File No. 333-52256).

     We are offering and selling 888,889 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $1.125 per share for aggregate proceeds to EarthShell of $1,000,000. To date, and including the issuance of shares pursuant to this prospectus supplement and the receipt of the net proceeds in consideration for those shares, we have issued and sold an aggregate of 8,549,028 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. for aggregate net proceeds of $15,971,788.

     Acqua Wellington and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in the over-the-counter market, in privately negotiated transactions, at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

     The transactions in the shares may be effected by ordinary brokerage transactions and transactions in which the broker solicits purchasers, purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer, block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction, or negotiated transactions between selling stockholders and purchasers without a broker or dealer.

     We have agreed to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act of 1933, as amended, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

                           MARKET FOR OUR COMMON STOCK

     Our common stock is listed on the NASDAQ National Market under the symbol "ERTH." On April 2, 2001, the closing price of one share of our common stock was $2.125. The common stock sold under this prospectus supplement will be listed on the NASDAQ National Market after we notify the NASDAQ National Market that the shares have been issued. As of April 2, 2001, we had 108,669,194 shares of common stock outstanding.



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TABLE OF CONTENTS

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

PROSPECTUS SUPPLEMENT
                                                 PAGE
USE OF PROCEEDS                                   S-2
PLAN OF DISTRIBUTION                              S-2
MARKET FOR OUR COMMON STOCK                       S-2

PROSPECTUS
                                                 PAGE

RISK FACTORS                                      1
USE OF PROCEEDS                                   10
PLAN OF DISTRIBUTION                              10
LEGAL MATTERS                                     11
EXPERTS                                           11
FORWARD-LOOKING STATEMENTS                        11
WHERE YOU CAN FIND MORE INFORMATION               11
INFORMATION INCORPORATED BY
REFERENCE                                         12

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